                                                                    OMB APPROVAL
                                                  ------------------------------
                                                           OMB Number: 3235-0167
                                                       Expires: October 31, 2007
                                                        Estimated average burden
                                                    Hours per response......1.50
                                                  ------------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                                  Commission File Number 0-30530
                                                             -------------------


                 KABUSHIKI KAISHA CRAYFISH (CRAYFISH CO., LTD.)
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

 Hikari Center Bldg., 5th Floor 16-15 Minami Ikebukuro 1-chome Toshima-ku,
                      Tokyo 171-0022, Japan 81-3-5957-0695
 -------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 Common Stock, American Depositary Shares evidenced by American Depositary
                                    Receipts
 -------------------------------------------------------------------------
            (Title of each class of securities covered by this form)

                                      None.
   ---------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)         [ ]                   Rule 12h-3(b)(1)(i)      [ ]
Rule 12g-4(a)(1)(ii)        [ ]                   Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(2)(i)         [X]                   Rule 12h-3(b)(2)(i)      [X]
Rule 12g-4(a)(2)(ii)        [ ]                   Rule 12h-3(b)(2)(ii)     [ ]
                                                  Rule 15d-6               [ ]

 Approximate number of holders of record as of the certification or notice date: Seven
 -------------------------------------------------------------------------

  Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:     May 20, 2005             By:     /s/ Masaaki Shimamura
       -----------------               ------------------------------------
                                       President, Chief Executive Officer and
                                       Representative Director


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


                  Persons who respond to the collection of information contained in this form are not required to respond unless the form
SEC 2069(12-04)   displays a currently valid OMB control number.